UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 4, 2015

BRISSET BEER INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-54452 (Commission File Number)	80-0778461 (I.R.S. Employer Identification No.)

370 Guy, Suite G9, Montreal, Quebec H3J 1S6
 (Address of Principal Executive Offices, Zip Code)

514-906-6851
(Registrant's telephone number, including area code)

__________________
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|   | Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|   | Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|  |  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|  |  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 3, 2015, Brisset Beer International, Inc., a Nevada corporation, (the “Registrant”), amended the Employment Agreement dated January 12, 2015 (the “Agreement”) with Stéphane Pilon, its principal executive officer.  Except as set forth in the amendment (the “Amendment”), the Agreement is unaffected and shall continue in full force and effect in accordance with its terms.

Pursuant to the Amendment, the Registrant will pay Mr. Pilon a base salary of sixty thousand dollars, in Canadian Funds, (CDN$60,000) per year, payable once monthly in accordance with BBII's standard payroll practices. The Employee's base salary will be reviewed annually by the Board of Directors of BBII, as appropriate.

Pursuant to the Amendment, Mr. Pilon shall be eligible to receive a quarterly discretionary performance bonus up to CDN$6,000, payable at the beginning of each 3 month period beginning on September 1, 2015 and in a manner consistent with BBII’s practices and procedures. The amount of the Bonus, if any, will be decided by the Board of Directors in their sole discretion.  In deciding on the amount of the Bonus, if any, the Board of Directors may consider the competitive market for the services provided by employees who are performing the same or similar duties as the Employee is providing BBII and who have similar background and experience.  Mr. Pilon will also be entitled to receive a cell phone allowance of $75 per month.

The foregoing description of the Amendment does not purport to be complete.  For all the terms of the amended agreement, reference is hereby made to such Amendment To Employment Agreement annexed hereto as Exhibit 10.8. All statements made herein concerning such document are qualified by references to said exhibit.

Section 9 –Financial Statements and Exhibits
Item 9.01   Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.                      Description

10.8           Amendment To Employment Agreement dated September 3rd, 2015 between Stéphane Pilon and Biere Brisset International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISSET BEER INTERNATIONAL, INC.

By: /s/ Stephane Pilon
Name: Stephane Pilon
Title: President

Date: September 4, 2015